UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐   Preliminary Proxy Statement

☐   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐   Definitive Proxy Statement

☒   Definitive Additional Materials

☐   Soliciting Material Pursuant to §240.14a-12

The Navigators Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 6, 2018

THE NAVIGATORS GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-15886	13-3138397
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Atlantic Street, 8th Floor

Stamford, Connecticut 06901

(Address of Principal Executive Offices) (Zip Code)

(203) 905-6090

(Registrant’s telephone number, including area code)

N/A

(Registrant’s former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01. Other Events.

As previously disclosed, The Navigators Group, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “merger agreement”), dated as of August 22, 2018 by and among the Company, The Hartford Financial Services Group, Inc., a Delaware corporation (“The Hartford”) and Renato Acquisition Co., a Delaware corporation and wholly owned subsidiary of The Hartford (“Merger Sub”), pursuant to which the Company will merge with and into Merger Sub (the “merger”), with the Company continuing as the surviving entity and a wholly owned subsidiary of The Hartford. On October 12, 2018, the Company filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission for the solicitation of proxies in connection with the special meeting of the Company’s stockholders, to be held on November 16, 2018, to vote on the adoption of the merger agreement and other matters necessary to complete the merger.

A lawsuit has been filed by purported stockholders of the Company, styled as Michael Kent, et al. v. The Navigators Group, Inc., et al., No. 1:18-cv-01580-UNA (the “Kent Lawsuit”), in the United States District Court for the District of Delaware on October 15, 2018 asserting claims against the Company and its directors (collectively, the “Kent Defendants”). The Kent lawsuit alleges that the Proxy Statement is deficient, and seeks injunctive and other relief. The Company believes that the claims asserted in the Kent Lawsuit are without merit and intends to contest them, and further believes that the disclosure of the information described therein is not required by federal securities laws, and in fact is not material to the decision of the Company’s stockholders as to how to vote their shares at the special meeting of the Company’s stockholders to be held on November 16, 2018.

Important information concerning the merger is set forth in the Proxy Statement. The Company wishes to make certain supplemental disclosures related to the merger herein. The Proxy Statement is amended and supplemented by, and should be read as part of, and in conjunction with, the information set forth herein, which is incorporated by reference into the Proxy Statement. Capitalized terms used but not otherwise defined herein have the meanings ascribed to those terms in the Proxy Statement.

The disclosure on page 34 of the Proxy Statement is hereby supplemented by replacing the eighth complete paragraph on the page in its entirety as follows:

On July 11, 2018, Party A executed a confidentiality agreement with the Company, including customary standstill and non-solicitation provisions. None of the standstill provisions precluded Party A from submitting to the Board a confidential proposal to acquire the Company following public announcement of the Merger Agreement, either during the go-shop period or after the no-shop period start date.

The disclosure on page 42 of the Proxy Statement is hereby supplemented by replacing the fourth complete paragraph on the page in its entirety as follows:

From August 22, 2018, representatives of each of Goldman Sachs and Moelis contacted 44 potential acquirers, including all of the parties contacted in June 2018 other than Parent. On August 23, 2018, representatives of each of Party A and Goldman Sachs spoke by telephone. Representatives of Party A indicated they would not pursue a transaction with the Company as they are still in the process of integrating a recent acquisition, noting their belief that they were unlikely to propose more than $70.00 per share of Company common stock, and their concern that they were not familiar with the Company’s reinsurance business or European operations and that they would not be able to complete due diligence and negotiate a transaction to their satisfaction before the expiration of the go-shop period. As of the date of the preliminary version of this proxy statement, none of the other potential acquirers contacted by representatives of each of Goldman Sachs or Moelis have executed a confidentiality agreement with the Company in connection with a potential transaction, nor have any expressed interest in pursuing a transaction with the Company.

The disclosure on page 53 of the Proxy Statement is hereby supplemented by replacing the last bullet point of the last complete paragraph on the page in its entirety as follows:

•

the merger consideration of $70.00 in cash per share of Company common stock as a multiple of the estimated net operating earnings per share (“EPS”) for the Company for the projected four-quarter period ending June 30, 2019 (“NTM”), and for calendar years 2019 and 2020, calculated using both the EPS estimates for the Company for such periods as reflected in the Forecasts, and the median EPS estimates for the Company for such periods published by the Institutional Broker Estimate System (referred to as “IBES”) as of August 17, 2018.

The disclosure on page 54 of the Proxy Statement is hereby supplemented by replacing the last complete paragraph on the page in its entirety as follows:

Using a range of discount rates from 8.9% to 10.0%, reflecting estimates of the Company’s cost of equity, Goldman Sachs derived an illustrative equity value of the Company, by discounting to present value as of June 30, 2018, (a) the estimated distributions to the Company stockholders for the two-quarter period ending December 31, 2018 and years 2019 through 2021, as reflected in the Forecasts, and (b) a range of illustrative terminal values for the Company, as of December 31, 2021, calculated by applying exit terminal year price to book value (including AOCI) (“P/BV”) multiples ranging from 1.50x to 1.65x to the estimate of the book value (including AOCI) of the Company as of December 31, 2021 of $1.829 billion, as reflected in the Forecasts. This analysis implied 2022 price to earnings (“P/E”) multiples ranging from 12.8x to 14.1x based on 2022 net operating income for the Company, calculated by applying, at the direction of the Company’s management, a 10% growth rate over the estimated 2021 net operating income for the Company of $195 million reflected in the Forecasts (referred to as “2022 Net Operating Income”). Goldman Sachs derived the range of discount rates by application of the capital asset pricing model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally (referred to as the “CAPM”). The range of P/BV multiples used by Goldman Sachs was estimated by Goldman Sachs utilizing its professional judgment and experience including by taking into account current and historical observed P/BV multiples of the Company. Goldman Sachs then divided the ranges of illustrative equity values it derived for the Company by the total number of fully diluted shares of Company common stock outstanding as of June 30, 2018 of 30,719,928, as provided by the Company’s management, to derive a range of illustrative present values per share of Company common stock of $64.97 to $73.87.

The disclosure on page 55 of the Proxy Statement is hereby supplemented by replacing the first complete paragraph on the page in its entirety as follows:

Goldman Sachs performed an illustrative analysis of the implied present value of the future value per share of Company common stock. Goldman Sachs derived a range of theoretical future values per share of Company common stock as of December 31, 2018 through December 31, 2021 by applying illustrative P/BV multiples ranging from 1.50x to 1.65x to the estimate of the book value (including AOCI) of the Company as of December 31 of each such year, as reflected in the Forecasts, and dividing the ranges of illustrative equity values it derived for the Company by the total number of fully diluted shares of Company common stock outstanding as of August 14, 2018 of 30,721,415, as provided by the Company’s management. The range of P/BV multiples used by Goldman Sachs was estimated by Goldman Sachs utilizing its professional judgment and experience including by taking into account current and historical observed P/BV multiples of the Company. By applying a discount rate of 9.7%, reflecting an estimate of the Company’s cost of equity, derived by application of the CAPM, Goldman Sachs discounted to present value as of June 30, 2018 both the range of theoretical future values per share it derived for the Company and the estimated dividends to be paid per share of Company common stock through the end of the applicable period as reflected in the Forecasts, to yield illustrative present values per share of Company common stock ranging from $62.72 to $72.02.

The disclosure on page 55 of the Proxy Statement is hereby amended and supplemented by replacing the last complete paragraph on the page in its entirety as follows:

Based on information in public filings, press releases and financial media reports relating to the applicable transaction, for each of the selected transactions, Goldman Sachs calculated and compared the consideration per share paid in the transaction as a multiple of:

•	the target company’s BV (including AOCI) per share (based on fully diluted shares), as of the end of the last quarter period ended prior to the announcement of the applicable transaction; and

•

the target company’s median EPS estimate as provided by IBES for the fiscal year-end in the year of announcement of the applicable transaction (referred to in this section entitled “—Opinion of Goldman Sachs & Co. LLC” as “Forward P/E”).

The disclosure on page 56 of the Proxy Statement is hereby amended and supplemented by replacing the first table on the page in its entirety as follows:

Date	Acquiror	Target	P/BV (incl. AOCI)	Forward P/E
Mar 2018	Axa SA	XL Group Ltd	1.56x	15.4x
Jan 2018	American International Group, Inc.	Validus Holdings, Ltd	1.57x	15.4x
May 2017	Intact Financial Corporation	OneBeacon Insurance Group, Ltd	1.68x	25.7x
Dec 2016	Fairfax Financial Holdings Limited	Allied World Assurance Company
		Holdings, AG	1.34x	16.9x
Dec 2016	Liberty Mutual	Ironshore Inc.	N/A	N/A
Oct 2016	Sompo International Holdings Ltd	Endurance Specialty Holdings Ltd	1.30x	14.4x
Jul 2015	ACE Limited	The Chubb Corporation	1.75x	13.6x
Jun 2015	Tokio Marine Holdings, Inc.	HCC Insurance Holdings, Inc.	1.91x	19.3x
May 2015	Fosun International Limited	Ironshore Inc.	1.25x	N/A
Jun 2014	Validus Holdings, Ltd	Western World Insurance Group, Inc.	1.33x	N/A

Median			1.56x	15.4x
Mean			1.52x	17.2x
25th Percentile			1.33x	14.9x
75th Percentile			1.68x	18.1x

The disclosure on page 56 of the Proxy Statement is hereby amended and supplemented by replacing the last complete paragraph on the page in its entirety as follows:

Based on publicly available information, Goldman Sachs analyzed the premia paid in 369 pending or completed all-cash transactions with North American target companies announced since 2013 in which the target company had a transaction value that was greater than $500 million. With respect to each of these transactions for a given year, Goldman Sachs reviewed the median of premium of the price paid for each transaction to the closing stock price of the target company one trading day prior to announcement of the transaction.

The disclosure on page 58 of the Proxy Statement is hereby amended and supplemented by replacing the first complete paragraph on the page in its entirety as follows:

The Company selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to an engagement letter between the Company and Goldman Sachs, the Company has agreed to pay Goldman Sachs for its services in connection with the merger an aggregate fee of approximately $14,500,000, all of which is payable contingent upon completion of the merger. In addition, the Company agreed to reimburse Goldman Sachs for certain of its expenses, including reasonable attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws. The terms of the engagement letter between the Company and Goldman Sachs are the result of an arms-length negotiation between the parties thereto.

The disclosure on page 63 of the Proxy Statement is hereby amended and supplemented by replacing the first complete paragraph on the page in its entirety as follows:

Moelis performed a dividend discount analysis of the Company, on a standalone basis, by calculating the estimated net present value as of June 30, 2018 of the projected dividends to be paid by the Company from June 30, 2018 through December 31, 2021, based on the projections of the Company management. This analysis did not take into account any excess capital that could be potentially distributed to holders of securities, either from excess capital available at June 30, 2018 (estimated by Company management to be approximately $180 million), or from cash flow generated in excess of projected dividends during the projection period, because (i) neither the selected publicly traded companies analysis referred to above nor the selected precedent transactions analysis referred to above was adjusted for excess capital (in light of the lack of available information), and (ii) the projections of the Company management did not provide any estimates of excess capital generation. Moelis performed this analysis using cost of equity rates ranging from 9.0% to 11.0%, based on an estimated cost of equity using the CAPM, inclusive of an equity size premium, and a terminal value at the end of the forecast period, using terminal P/BV multiples ranging from 1.30x to 1.60x, as applied to the projected book value of the Company as of December 31, 2021 (inclusive of AOCI) of $1.829 billion, as provided by Company management (as described in the section entitled “—Forward-Looking Financial Information – Financial Projections” beginning on page 49). The terminal multiples for this analysis were selected based on a review of the current and historical P/BV multiples for the selected publicly traded companies referred to above and the P/BV multiples for the selected precedent transactions referred to above. This analysis indicated the following implied per share reference range for the Company, as compared to the merger consideration:

The disclosure on page 64 of the Proxy Statement is hereby amended and supplemented by replacing the second complete paragraph on the page in its entirety as follows:

Moelis acted as financial advisor to the Company in connection with the transaction and, pursuant to an engagement letter between the Company and Moelis, will receive a fee for its services, currently estimated to be approximately $4,842,000 in the aggregate, $2,000,000 of which became payable in connection with the delivery of its opinion, regardless of the conclusion reached therein, and the remainder of which is contingent upon completion of the transaction. Furthermore, the Company has agreed to indemnify Moelis for certain liabilities, including liabilities under the federal securities laws, arising out of its engagement. The terms of the engagement letter between the Company and Moelis are the result of an arms-length negotiation between the parties thereto.

The disclosure on page 64 of the Proxy Statement is hereby amended and supplemented by replacing the third complete paragraph on the page in its entirety as follows:

Moelis’ affiliates, employees, officers and partners may at any time own securities (long or short) of the Company and Parent. In the three years preceding the date of Moelis’ opinion, Moelis had not been engaged by or received any compensation from either of the Company or Parent. In the future, Moelis may provide investment banking and other services to Parent and may receive compensation for such services.

The disclosure on page 90 of the Proxy Statement is hereby supplemented by replacing the second complete paragraph on the page in its entirety as follows:

Notwithstanding the non-solicitation obligations set forth above, in response to an acquisition proposal received prior to obtaining the requisite approval of the Company stockholders to adopt the merger agreement, which such acquisition proposal did not result from any breach of the non-solicitation obligations referred to above, (i) the Company and its representatives may contact such person or group of persons making the acquisition proposal, solely to clarify the terms and conditions thereof or to request that any acquisition proposal made orally be made in writing and (ii) if the Board determines in good faith after consultation with the Company’s financial advisors and outside legal counsel that such acquisition proposal (such acquisition proposal must be written) constitutes or would reasonably be expected to lead to a superior proposal, then the Company and its representatives may (1) negotiate and enter into an acceptable confidentiality agreement with the person or group of persons making the acquisition proposal and furnish information (including non-public information) with respect to the Company and its subsidiaries to such person or group and (2) after entering into an acceptable confidentiality agreement, participate in discussions or negotiations with such person or group making such acquisition proposal. Each of Parent, the Company and Merger Sub agreed that, notwithstanding the non-solicitation obligations on the no-shop period start date, the Company, its subsidiaries and their representatives had the right to continue to engage in the activities permitted during the go-shop period with respect to any excluded party on or after the no-shop period start date so long as such excluded party remains an excluded party, including with respect to any amended or modified acquisition proposal submitted by an excluded party on or after the no-shop period start date. The Company is not a party to any standstill provision that would preclude any potential bidders, including any potential bidders with whom the Company had previously discussed a potential transaction with the Company, from submitting to the Board a confidential proposal to acquire the Company during the go-shop period or after the no-shop period start date.

Additional Information Regarding the Merger and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy the securities of The Navigators Group, Inc. (the “Company”) or the solicitation of any vote or approval. This communication relates to the proposed merger involving the Company, The Hartford Financial Services Group, Inc. (“The Hartford”) and Renato Acquisition Co., whereby the Company will become a wholly-owned subsidiary of The Hartford (the “proposed merger”). The proposed merger will be submitted to the stockholders of the Company for their consideration at a special meeting of the stockholders. In connection therewith, the Company has filed relevant materials with the SEC, including a definitive proxy statement on Schedule 14A (the “definitive proxy statement”) which has been mailed or otherwise disseminated to the Company’s stockholders. The Company may also file other relevant documents with the SEC regarding the proposed merger. STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Stockholders may obtain free copies of the definitive proxy statement, any amendments or supplements thereto and other documents containing important information about the Company, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Free copies of the definitive proxy statement and any other documents filed with the SEC can also be obtained on the Company’s website at www.navg.com under the heading “SEC Filings” within the “Investor Relations” section of the Company’s website or by contacting the Company’s Investor Relations Department at investorrelations@navg.com.

Certain Information Regarding Participants in the Solicitation

The Company and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the Company’s directors and executive officers is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on February 22, 2018, and its definitive proxy statement on Schedule 14A for the 2018 annual meeting of stockholders, filed with the SEC on March 29, 2018, as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such definitive proxy statement. Additional information regarding the participants in the proxy solicitation and a description of their direct or indirect interests, by security holdings or otherwise, is included in the definitive proxy statement and other and may be included in relevant documents filed with the SEC regarding the proposed merger, if and when they become available. Free copies of these materials may be obtained as described in the preceding paragraph.

Forward Looking Statements

Certain information in this communication constitutes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “seeks” or words of similar meaning, or future or conditional verbs, such as “will,” “should,” “could,” “may,” “aims,” “intends,” or “projects.” However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. These statements may relate to risks or uncertainties associated with:

•

the satisfaction of the conditions precedent to the consummation of the proposed merger, including, without limitation, the timely receipt of stockholder and regulatory approvals (or any conditions, limitations or restrictions placed on such approvals);

•	unanticipated difficulties or expenditures relating to the proposed merger;

•

the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including in circumstances which would require the Company to pay a termination fee or reimburse The Hartford for certain of its expenses;

•

legal proceedings, judgments or settlements, including those that may be instituted against the Company, its board of directors, executive officers and others following the announcement of the proposed merger;

•	disruptions of current plans and operations caused by the announcement and pendency of the proposed merger;

•	potential difficulties in employee retention due to the announcement and pendency of the proposed merger;

•	the response of customers, policyholders, brokers, service providers, business partners and regulators to the announcement of the proposed merger; and

•	other factors described in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on February 22, 2018.

The Company can give no assurance that the expectations expressed or implied in the forward-looking statements contained herein will be attained. The forward-looking statements are made as of the date of this communication, and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

99.1	Complaint filed by Michael Kent on October 15, 2018 in the United States District Court for the District of Delaware.

EXHIBIT INDEX

Exhibit No.	Description

99.1	Complaint filed by Michael Kent on October 15, 2018 in the United States District Court for the District of Delaware.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE NAVIGATORS GROUP, INC. (Registrant)

Date: November 6, 2018	By:	/s/ Emily B. Miner
	Name:	Emily B. Miner
	Title:	Senior Vice President and General Counsel

Exhibit 99.1

IN THE UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF DELAWARE

MICHAEL KENT, Individually and On Behalf	)
of All Others Similarly Situated,	)
)
Plaintiff,	)	Case No. _______________
)
v.	)	CLASS ACTION
)
THE NAVIGATORS GROUP, INC., SAUL L.	)	JURY TRIAL DEMANDED
BASCH, TERENCE N. DEEKS, STANLEY A.	)
GALANSKI, MERYL D. HARTZBAND,	)
GEOFFREY E. JOHNSON, ROBERT V.	)
MENDELSOHN, DAVID M. PLATTER,	)
PATRICIA H. ROBERTS, JANICE C.	)
TOMLINSON, and MARC M. TRACT,	)
)
Defendants.	)

COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

Plaintiff, by his undersigned attorneys, for this complaint against defendants, alleges upon personal knowledge with respect to himself, and upon information and belief based upon, inter alia, the investigation of counsel as to all other allegations herein, as follows:

NATURE OF THE ACTION

1. This action stems from a proposed transaction announced on August 22, 2018 (the “Proposed Transaction”), pursuant to which The Navigators Group, Inc. (“Navigators” or the “Company”) will be acquired by The Hartford Financial Services Group, Inc. and Renato Acquisition Co. (together, “Hartford”).

2. On August 22, 2018, Navigators’ Board of Directors (the “Board” or “Individual Defendants”) caused the Company to enter into an agreement and plan of merger (the “Merger Agreement”) with Hartford. Pursuant to the terms of the Merger Agreement, if the Proposed Transaction is approved by Navigators’ shareholders and completed, Navigators’ stockholders will receive $70.00 in cash for each share of the Navigators common stock they hold.

3. On October 12, 2018, defendants filed a proxy statement (the “Proxy Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with the Proposed Transaction.

4. The Proxy Statement, which scheduled a stockholder vote on the Proposed Transaction for November 16, 2018, omits material information with respect to the Proposed Transaction, which renders the Proxy Statement false and misleading. Accordingly, plaintiff alleges herein that defendants violated Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 (the “1934 Act”) in connection with the Proxy Statement.

JURISDICTION AND VENUE

5. This Court has jurisdiction over all claims asserted herein pursuant to Section 27 of the 1934 Act because the claims asserted herein arise under Sections 14(a) and 20(a) of the 1934 Act and Rule 14a-9.

6. This Court has jurisdiction over defendants because each defendant is either a corporation that conducts business in and maintains operations within this District, or is an individual with sufficient minimum contacts with this District so as to make the exercise of jurisdiction by this Court permissible under traditional notions of fair play and substantial justice.

7. Venue is proper under 28 U.S.C. § 1391 because a substantial portion of the transactions and wrongs complained of herein occurred in this District.

PARTIES

8. Plaintiff is, and has been continuously throughout all times relevant hereto, the owner of Navigators common stock.

9. Defendant Navigators is a Delaware corporation and maintains its principal executive offices at 400 Atlantic Street, 8th Floor, Stamford, Connecticut 06091. Navigators’ common stock is traded on the NasdaqGS under the ticker symbol “NAVG.” Navigators is a party to the Merger Agreement.

10. Defendant Saul L. Basch is a director of Navigators.

11. Defendant Terence N. Deeks is a director of Navigators.

12. Defendant Stanley A. Galanski is President, Chief Executive Officer (“CEO”), and a director of Navigators.

13. Defendant Meryl D. Hartzband is a director of Navigators.

14. Defendant Geoffrey E. Johnson is a director of Navigators.

15. Defendant Robert V. Mendelson is a director of Navigators.

16. Defendant David M. Platter is a director of Navigators.

17. Defendant Patricia H. Roberts is a director of Navigators.

18. Defendant Janice C. Tomlinson is a director of Navigators.

19. Defendant Marc M. Tract is a director of Navigators.

20. The defendants identified in paragraphs 10 through 19 are collectively referred to herein as the “Individual Defendants.”

CLASS ACTION ALLEGATIONS

21. Plaintiff brings this action as a class action on behalf of himself and the other public stockholders of Navigators (the “Class”). Excluded from the Class are defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any defendant.

22. This action is properly maintainable as a class action.

23. The Class is so numerous that joinder of all members is impracticable. As of August 14, 2018, there were 29,766,719 shares of Navigators common stock outstanding, held by hundreds, if not thousands, of individuals and entities scattered throughout the country.

24. Questions of law and fact are common to the Class, including, among others, whether defendants violated the 1934 Act and whether defendants will irreparably harm plaintiff and the other members of the Class if defendants’ conduct complained of herein continues.

25. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff’s claims are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.

26. The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications that would establish incompatible standards of conduct for defendants, or adjudications that would, as a practical matter, be dispositive of the interests of individual members of the Class who are not parties to the adjudications or would substantially impair or impede those non-party Class members’ ability to protect their interests.

27. Defendants have acted, or refused to act, on grounds generally applicable to the Class as a whole, and are causing injury to the entire Class. Therefore, final injunctive relief on behalf of the Class is appropriate.

SUBSTANTIVE ALLEGATIONS

Background of the Company and the Proposed Transaction

28. Navigators is a global specialty insurance holding company.

29. The Company provides customized insurance solutions designed to protect clients from complex risks.

30. The Company serves the following industries: maritime, construction, energy, environmental, professional services, and life sciences.

31. Navigators has offices in the United States, the United Kingdom, Continental Europe, and Asia.

32. On August 22, 2018, Navigators’ Board caused the Company to enter into the Merger Agreement with Hartford.

33. Pursuant to the terms of the Merger Agreement, if the Proposed Transaction is approved by Navigators’ shareholders and completed, Navigators’ stockholders will receive $70.00 in cash for each share of the Navigators common stock they hold.

34. According to the press release announcing the Proposed Transaction:

The Navigators Group, Inc. (NASDAQ:NAVG) today announced that it has entered into a definitive agreement to be acquired by The Hartford Financial Services Group, Inc. (NYSE: HIG) in an all-cash transaction that values Navigators at approximately $2.1 billion.

Under the terms of the agreement, Navigators stockholders will receive $70.00 per share in cash upon the closing of the transaction. The $70.00 per share offer price represents a multiple of 1.78 times Navigators’ fully diluted tangible book value per share as of June 30, 2018 and an 18.6% premium to the 90-trading-day average stock price. . . .

The transaction, which was unanimously approved by Navigators’ Board of Directors, is subject to regulatory and stockholder approvals and other customary closing conditions, and is expected to close in the first half of 2019. Navigators expects to continue paying regular quarterly dividends consistent with past practice prior to closing. Completion of the transaction is not subject to any financing conditions.

Navigators’ founder, and shares controlled by other members of his family, which represent approximately 20% of total shares outstanding, have agreed to vote in support of Navigators’ transaction with The Hartford.

The Proxy Statement Omits Material Information, Rendering It False and Misleading

35. Defendants filed the Proxy Statement with the SEC in connection with the Proposed Transaction. As set forth below, the Proxy Statement omits material information with respect to the Proposed Transaction.

36. First, the Proxy Statement omits material information regarding the analyses performed by the Company’s financial advisors in connection with the Proposed Transaction, Goldman Sachs & Co. LLC (“Goldman”) and Moelis & Company LLC (“Moelis”).

37. With respect to Goldman’s Illustrative Discounted Dividend Analysis, the Proxy Statement fails to disclose: (i) the specific inputs and assumptions underlying the range of discount rates from 8.9% to 10.0%; (ii) the range of illustrative terminal values for the Company; (iii) projected net operating income, including the “2022 Net Operating Income”; and (iv) the total number of fully diluted shares of Company common stock outstanding.

38. With respect to Goldman’s Illustrative Present Value of Future Stock Price Analysis, the Proxy Statement fails to disclose: (i) the total number of fully diluted shares of Company common stock outstanding; and (ii) the specific inputs and assumptions underlying the discount rate of 9.7%.

39. With respect to Goldman’s Premia Paid Analysis, the Proxy Statement fails to disclose the transactions observed by Goldman in the analysis as well as the premiums paid in such transactions.

40. With respect to Moelis’s Dividend Discount Analysis, the Proxy Statement fails to disclose: (i) the specific inputs and assumptions underlying the discount rates ranging from 9.0% to 11.0%; (ii) the cash flow generated in excess of projected dividends during the projection period; and (iii) the terminal value at the end of the forecast period.

41. When a banker’s endorsement of the fairness of a transaction is touted to shareholders, the valuation methods used to arrive at that opinion as well as the key inputs and range of ultimate values generated by those analyses must also be fairly disclosed.

42. Second, the Proxy Statement omits material information regarding potential conflicts of interest of Goldman and Moelis.

43. For example, the Proxy Statement fails to disclose whether Moelis has provided past services to any party to the Merger Agreement or such party’s affiliates, as well as the timing and nature of such services and the amount of compensation received for such services.

44. The Proxy Statement also fails to disclose the reasons all of Goldman’s fee is contingent upon consummation of the Proposed Transaction, while only approximately 40% of Moelis’s fee is contingent upon consummation of the Proposed Transaction.

45. Full disclosure of investment banker compensation and all potential conflicts is required due to the central role played by investment banks in the evaluation, exploration, selection, and implementation of strategic alternatives.

46. Third, the Proxy Statement fails to disclose whether the Company entered into any confidentiality agreements that contained standstill and/or “don’t ask, don’t waive” provisions that are or were preventing the counterparties from submitting superior offers to acquire the Company, including the confidentiality agreement executed by “Party A.”

47. Without this information, stockholders may have the mistaken belief that, if these potentially interested parties wished to come forward with a superior offer, they are or were permitted to do so, when in fact they are or were contractually prohibited from doing so.

48. The Proxy Statement further fails to disclose whether the Company entered into any confidentiality agreements during the “go-shop” period.

49. The omission of the above-referenced material information renders the Proxy Statement false and misleading, including, inter alia, the following sections of the Proxy Statement: (i) Background of the Merger; (ii) Recommendation of the Board; (iii) Reasons for Recommending the Adoption of the Merger Agreement; (iv) Forward-Looking Financial Information; and (v) Opinions of Our Financial Advisors.

50. The omitted information, if disclosed, would significantly alter the total mix of information available to the Company’s stockholders.

COUNT I

Claim for Violation of Section 14(a) of the 1934 Act and Rule 14a-9 Promulgated

Thereunder Against the Individual Defendants and Navigators

51. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

52. The Individual Defendants disseminated the false and misleading Proxy Statement, which contained statements that, in violation of Section 14(a) of the 1934 Act and Rule 14a-9, in light of the circumstances under which they were made, omitted to state material facts necessary to make the statements therein not materially false or misleading. Navigators is liable as the issuer of these statements.

53. The Proxy Statement was prepared, reviewed, and/or disseminated by the Individual Defendants. By virtue of their positions within the Company, the Individual Defendants were aware of this information and their duty to disclose this information in the Proxy Statement.

54. The Individual Defendants were at least negligent in filing the Proxy Statement with these materially false and misleading statements.

55. The omissions and false and misleading statements in the Proxy Statement are material in that a reasonable stockholder will consider them important in deciding how to vote on the Proposed Transaction. In addition, a reasonable investor will view a full and accurate disclosure as significantly altering the total mix of information made available in the Proxy Statement and in other information reasonably available to stockholders.

56. The Proxy Statement is an essential link in causing plaintiff and the Company’s stockholders to approve the Proposed Transaction.

57. By reason of the foregoing, defendants violated Section 14(a) of the 1934 Act and Rule 14a-9 promulgated thereunder.

58. Because of the false and misleading statements in the Proxy Statement, plaintiff and the Class are threatened with irreparable harm.

COUNT II

Claim for Violation of Section 20(a) of the 1934 Act

Against the Individual Defendants

59. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

60. The Individual Defendants acted as controlling persons of Navigators within the meaning of Section 20(a) of the 1934 Act as alleged herein. By virtue of their positions as officers and/or directors of Navigators and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the false statements contained in the Proxy Statement, they had the power to influence and control and did influence and control, directly or indirectly, the decision making of the Company, including the content and dissemination of the various statements that plaintiff contends are false and misleading.

61. Each of the Individual Defendants was provided with or had unlimited access to copies of the Proxy Statement alleged by plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause them to be corrected.

62. In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company, and, therefore, is presumed to have had the power to control and influence the particular transactions giving rise to the violations as alleged herein, and exercised the same. The Proxy Statement contains the unanimous recommendation of the Individual Defendants to approve the Proposed Transaction. They were thus directly involved in the making of the Proxy Statement.

63. By virtue of the foregoing, the Individual Defendants violated Section 20(a) of the 1934 Act.

64. As set forth above, the Individual Defendants had the ability to exercise control over and did control a person or persons who have each violated Section 14(a) of the 1934 Act and Rule 14a-9, by their acts and omissions as alleged herein. By virtue of their positions as controlling persons, these defendants are liable pursuant to Section 20(a) of the 1934 Act. As a direct and proximate result of defendants’ conduct, plaintiff and the Class are threatened with irreparable harm.

PRAYER FOR RELIEF

WHEREFORE, plaintiff prays for judgment and relief as follows:

A. Enjoining defendants and all persons acting in concert with them from proceeding with, consummating, or closing the Proposed Transaction;

B. In the event defendants consummate the Proposed Transaction, rescinding it and setting it aside or awarding rescissory damages;

C. Directing the Individual Defendants to file a Proxy Statement that does not contain any untrue statements of material fact and that states all material facts required in it or necessary to make the statements contained therein not misleading;

D. Declaring that defendants violated Sections 14(a) and/or 20(a) of the 1934 Act, as well as Rule 14a-9 promulgated thereunder;

E. Awarding plaintiff the costs of this action, including reasonable allowance for plaintiff’s attorneys’ and experts’ fees; and

F. Granting such other and further relief as this Court may deem just and proper.

JURY TRIAL DEMAND

Plaintiff hereby demands a trial by jury on all issues so triable.

Dated: October 15, 2018		RIGRODSKY & LONG, P.A.

	By:	/s/ Gina M. Serra
OF COUNSEL:		Brian D. Long (#4347)
Gina M. Serra (#5387)
RM LAW, P.C.		300 Delaware Avenue, Suite 1220
Wilmington, DE 19801
Richard A. Maniskas		Telephone: (302) 295-5310
1055 Westlakes Drive, Suite 300		Facsimile: (302) 654-7530
Berwyn, PA 19312		Email: bdl@rl-legal.com
Telephone: (484) 324-6800		Email: gms@rl-legal.com
Facsimile: (484) 631-1305
Email: rm@maniskas.com		Attorneys for Plaintiff